Exhibit 5.2

PECCOLE PROFESSIONAL PARK 10080 WEST ALTA DRIVE, SUITE 200 LAS VEGAS, NEVADA 89145 702.385.2500 FAX 702.385.2086 HUTCHLEGAL.COM

October 15, 2019

Nevada Power Company

6226 West Sahara Avenue

Las Vegas, NV 89146

RE:                           Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Nevada counsel to Nevada Power Company, a Nevada corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) on October 15, 2019, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of general and refunding mortgage securities, all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (the “Securities”).  The Securities are to be issued pursuant to a General and Refunding Mortgage Indenture dated as of May 1, 2001, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor trustee to The Bank of New York), as Trustee, as amended and supplemented to the date hereof (the “Indenture”).

In our capacity as Nevada counsel to the Company and for the purposes of the opinions set forth below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents: (a) the Indenture; (b) the Company’s Restated Articles of Incorporation dated July 28, 1999 (the “Articles”); and (c) the Company’s By-Laws (the “By-Laws”).  We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions set forth below.

In reaching the opinions set forth below, we have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the accuracy and completeness of all documents reviewed by us. In rendering the opinions set forth below, we have relied as to factual matters upon certificates, statements and representations of, and other information obtained from, the Company, its officers and representatives, public officials and other sources.  We have assumed the conformity of the documents filed with the Commission via the EDGAR system, except for required EDGAR formatting changes, to physical copies of the documents submitted for our examination.

October 15, 2019

In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

We have also assumed that (i) the Registration Statement and any amendments or supplements thereto (including any post-effective amendments) will have become effective and comply with all applicable laws, and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Securities are offered or issued as contemplated by the Registration Statement; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and will at all relevant times comply with all applicable laws; (iii) the Company has timely filed all necessary reports pursuant to the Securities Exchange Act of 1934, as amended, which are incorporated into the Registration Statement by reference; (iv) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; and (v) the terms of the Securities and of their issuance and sale will have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, so as to be in conformity with the then operative Articles and By-Laws, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

On the basis of the foregoing, and subject to the qualifications, assumptions, and limitations set forth herein, we are of the opinion that:

1.             Based solely on certificates from public officials, the Company is a corporation validly existing and in good standing under the laws of the State of Nevada;

2.             The Company will have all requisite power and authority to execute, deliver and perform its obligations under the Indenture and the Securities, when, as and if: (a) the Company has all required approval from any governmental regulator, including but not limited to, the Public Utilities Commission of Nevada; (b) the applicable supplement or officer’s certificate to the Indenture, if any, has been duly authorized and validly executed and delivered by the Company and the trustee thereunder; and (c) the issuance and terms of the Securities and any amendments to the Indenture after the date hereof, including any applicable purchase, underwriting or similar agreement, have been duly authorized by the Company by all necessary corporate action, including but not limited to actions, resolutions, or consents duly adopted by the Board of Directors; and

3.             The Indenture and the Securities will have been duly executed and delivered by the Company, when, as and if: (a) the Company will have all requisite power and authority to execute, deliver and perform its obligations under the Indenture and the Securities; and (b) the Securities have been executed, issued, delivered and authenticated in accordance with the terms of the Indenture, and the applicable purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein.

October 15, 2019

The foregoing opinions are limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter.  We express no opinion as to the effect and application of the laws, rules or regulations of any jurisdiction (including United States federal laws, rules and regulations), other than the laws, rules and regulations of the State of Nevada as presently in effect (excluding securities laws, of which we render no opinion), which in our experience are normally applicable to transactions of the type contemplated by the opinions. The law firm of Schiff Hardin LLP may rely on our opinions set forth above in connection with the opinion letter to be delivered by it in connection with the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the prospectus forming part of the Registration Statement and any supplement thereto.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very Truly Yours,

/s/ HUTCHISON & STEFFEN, PLLC